GROUND PENETRATING RADAR DEVELOPMENT AGREEMENT



     THIS AGREEMENT is entered into as of June 19, 1996, by and between POWER SPECTRA, INC., a California corporation, located at 919 Hermosa Court, Sunnyvale, California 94086 ("PSI") and William B. Cormack, Drury J. Gallagher, Michael Rhode and William Van Horn, collectively d.b.a. European Industries Associates, a California general partnership, located at 235 Montgomery Street, Suite 807, San Francisco, CA 94104 ("EIA").

     WHEREAS, PSI desires to demonstrate the feasibility of its Ground Penetrating Radar (GPR) system technology in locating geological structures, cataloguing mineralogical radar signatures, and developing a bread-board, proof-of-concept GPR system capable of locating geo-structures and mineralogical deposits relating to the installation, use, and support of certain PSI products in a user site prior to formal product release; and

     WHEREAS, EIA desires to license said GPR technology for use in mining, mineral, oil and gas, and potentially land-based archeological applications; and

     WHEREAS, PSI and EIA have agreed to form a new company, called LandRay Technology, Inc. (LTI), a Delaware corporation, as a joint venture for the expressed purposes of developing PSI GPR systems for use in mining and petroleum exploration and exploitation applications (See EXHIBIT I - Letter of Intent & Preliminary Term Sheet).

     IN CONSIDERATION THEREOF AND THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS

     1.1 "GPR System" shall mean the PSI product(s) specified in Schedule A attached hereto.

     1.2 "GPR System Feasibility Test Period" shall mean period of time set forth in Section 3.1 during which testing of and adjustments to the GPR technological feasibility contemplated hereunder will be undertaken, as specified in Schedule B attached hereto.

     1.3 "Mining and Petroleum Exploration and Exploitation" shall mean the use of PSI's GPR system for the detection, evaluation, exploration and exploitation of, but not limited to, mining, mineral, and oil and gas applications from above, on, or below the surface of the earth or water, for example, defining the extent of an ore body to petrochemical field, and examining for mine defects.

2. PURCHASES AND PAYMENTS

     2.1 Order and Acceptance. The signing of this contract by EIA and/or LTI is considered to be an order for the GPR system technology feasibility demonstration as described herein, in substantially the form of
          Exhibit I (GPR Prototype System Concept) attached hereto, and for a demonstration test period of about, but not limited to, a nine (9) month period. PSI's signing of this agreement shall constitute acceptance of this contract by PSI. EIA and/or LTI acknowledges and agrees that the delivery dates specified in PSI's acceptance of any contracts or purchase orders are estimates only.

     2.2 Purchase Price. EIA and/or LTI agrees to pay PSI Five Hundred and Fifty Thousand Dollars ($550,000) for this GPR System Technology Feasibility Demonstration (the "Purchase Price"). Following the signing of the 6Jun96 Agreement between the parties (see EXHIBIT I), EIA has already forwarded the initial $50,000. The parties realize and agree that this Purchase Price does not reflect the total cost PSI has incurred in developing its GPR system.

     2.3 Market Product. Subject to Section 7.4 hereof, upon due completion of the GPR system technology feasibility test period and after signing of a formal agreement establishing LTI, estimated to occur within three months from the date of the execution and delivery of this agreement, PSI agrees to (i) provide LTI with a functional GPR system in exchange for a development contract for $3,000,000, and (ii) provide the GPR system exclusively to LTI for use and distribution worldwide in mining and petroleum exploration and exploitation markets, upon terms and conditions to be mutually agreed upon during the GPR technology feasibility test period, as generally expressed in EXHIBIT I. Notwithstanding the foregoing, should the demonstration not occur in a reasonable time period, EIA and/or LTI shall not be obligated to raise the additional $3,000,000 in capital and PSI has the right to cease and abandon the proposed project without any obligation or liability whatsoever to EIA and/or LTI. EIA and/or LTI shall have no rights to distribute the GPR system anywhere in the world for any purpose other than mineral and petroleum exploration and exploitation, unless otherwise agreed under separate contract.

     2.4 Non-recurring Engineering Expense Fee. Upon execution of this Agreement, EIA and/or LTI shall pay PSI a non-refundable fee totaling Five Hundred Thousand dollars ($500,000) within 8 weeks of signing this contract, if possible, or on the earlier of (i) October 19, 1996 or (ii) three business days after the closing of LTI's private placement of securities valued at $600,000, to partially cover non-recurring engineering expenses as well as GPR system feasibility testing and demonstration.

3.    GPR TECHNOLOGY FEASIBILITY DEMONSTRATION TEST PERIOD

     3.1 Feasibility Demonstration Test Period. EIA agrees to fund the feasibility demonstration of PSI's GPR system under this Agreement for a period of no more than nine (9) months commencing with the signing and delivery of this agreement. Such period may be extended or reduced by mutual agreement of the parties.

     3.2 Feasibility Test Site. The test site(s) shall be the principal offices of PSI and at other mutually agreed upon mining sites for EIA's mining experts to verify the demonstration of PSI's system technology.

     3.3 Feasibility Test Period Obligations. During the feasibility test period, EIA and PSI shall each undertake and perform their respective obligations as set forth in Sections 4 and 5 hereof.

4. OBLIGATIONS OF EIA and/or LTI

     4.1 Test Site Selection, Preparation and System Installation. EIA shall, along with its assigned mining experts, prepare the feasibility test site(s) in accordance with site specifications required by PSI and agreed to with EIA and its mining experts. PSI will deliver the GPR system to EIA and be present for the installation and tests at the feasibility test site(s). EIA, PSI and its mining experts shall install the GPR system immediately following its receipt in accordance with instructions provided by PSI and with the assistance of PSI personnel as required.

     4.2 Use. EIA and/or LTI agrees that it will use the GPR system and any modifications thereto provided by PSI during the system feasibility test period only for its own internal use and will not offer for sale or otherwise offer or deliver to any third party the GPR system. The GPR system, and all performance data and test results relating to the GPR system shall be considered Confidential Information of PSI under
          Section 9 hereof, and shall not be used, disclosed or published except as permitted under Section 9.

     4.3 Testing. During the technology feasibility test period, EIA and its assigned mining experts agree to run such tests with PSI as may be requested by and have been agreed to with PSI as set forth in Schedules A and B hereto and any other tests deemed necessary by EIA and its mining experts for evaluation of the GPR system technology feasibility.

     4.4 Mining Expert Manager. EIA shall designate a "Mining Expert Manager" as the key contact for each site(s) during the feasibility test period. Such Mining Expert Manager shall provide PSI written reports on all test and performance results of the GPR system including, but not limited to performance of the GPR system technology. Such written reports shall be submitted within two weeks following the test period, and the Mining Expert Manager shall meet and discuss with PSI personnel the performance of the GPR system technology at PSI's request.

     4.5 Error Notice. EIA's Mining Expert Manager shall notify PSI of any failure, error or other malfunction of any part of the GPR system within twenty-four (24) hours of such occurrence, if PSI personnel are not at the test site.

     4.6 Modifications. EIA and its Mining Expert Manager(s) agree to promptly implement such modifications and changes that PSI may make to the GPR system during the feasibility test period, as they are provided by PSI, subject to the provisions of Section 5.2. Except as otherwise specified in this Agreement or at the written direction of PSI, EIA or its Mining Expert Manager shall not alter or modify any GPR system during the feasibility test period without PSI's prior written approval.

     4.7 Access. During the feasibility test period, EIA and its Mining Expert Manager will grant PSI full and free access to test fields and sites with the GPR system, to allow PSI to perform under this Agreement, at such reasonable times as may be required by PSI.

     4.8 Ownership. EIA and/or LTI hereby irrevocably assigns to PSI all of its right, title and interest in and to any and all technology, know-how and other information incorporated into the GPR system alone or jointly with others in connection with the development of the GPR system or any modification of or improvement to the GPR system which EIA and/or LTI or its mining experts may propose or make during the feasibility test period (collectively, the "Product Technology"), and all copyrights, trade secrets, patent rights and other intellectual property rights relating to Product Technology. EIA and/or LTI agrees to, and to cause its employees, agents and consultants to sign, execute and acknowledge documents and perform such acts as may be reasonably necessary to perfect the foregoing assignment and to obtain, enforce and defend intellectual property rights within the Product Technology.

     4.9 Publications. EIA agrees that during and after the term of this Agreement, EIA shall make no announcement or publication concerning the GPR system or this Agreement without the prior written consent of PSI, which shall not be unreasonably withheld or delayed.

5. OBLIGATIONS OF PSI

     5.1 Technical Assistance. PSI will provide EIA such technical assistance as PSI may deem necessary to properly place, install and operate the GPR system at the GPR system technology feasibility test site(s). PSI will provide EIA with the applicable support and documentation for the use, operation and testing of the GPR system.

     5.2 Modifications. During the feasibility test period, PSI will consult with EIA and/or LTI regarding the performance of the GPR system and will evaluate the test data and error reports provided by EIA and its mining experts. PSI will undertake to make such modifications and improvements to the GPR system as deemed appropriate by PSI and provide the same to EIA and/or LTI; provided, however, PSI is not obligated to make any specific modifications or improvements; and provided further that if such modifications result in a substantial cost to PSI, in PSI's sole opinion, the parties hereto shall negotiate an additional fee to cover additional non-recurring engineering expenses.

6. NO WARRANTY

     6.1 Warranty. EIA and/or LTI understands and agrees that because the GPR system is new technology, it may contain design errors and other defects, and that there is no guarantee that such errors and other defects will be corrected or a marketable product produced and released. The expressed purpose of this feasibility test is to demonstrate PSI's GPR system technology in mining and petroleum applications, and there is no guarantee that these tests will produce positive results. FOR THE FOREGOING REASONS, THE GPR SYSTEM TECHNOLOGY, IS OFFERED HEREUNDER "AS IS." PSI MAKES AND EIA AND/OR LTI RECEIVES NO WARRANTIES IN CONNECTION WITH THE GPR SYSTEM TECHNOLOGY OR MODIFICATIONS OR IMPROVEMENTS THERETO, DELIVERED HEREUNDER, EXPRESS, IMPLIED, STATUTORY OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION BETWEEN EIA AND/OR LTI AND PSI. PSI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. No representation or other affirmation of fact, oral or written, including, but not limited to, any statement regarding capacity, suitability for use or performance, whether made by PSI's employees or otherwise, which is not contained in this Agreement, shall be deemed to be a warranty by PSI for any purpose, or give rise to any liability of PSI whatsoever to produce a functional GPR system feasibility test.

7. TERMINATION

     7.1 Termination of Feasibility Test Period. Unless earlier terminated under Section 7.3 below, the obligations of EIA and/or LTI and PSI during the feasibility test period shall terminate upon the last day of the feasibility test period.

     7.2 Breach by EIA and/or LTI During Feasibility Test Period. In the event that EIA and/or LTI breaches any material obligation during the feasibility test period, and such breach is not remedied within thirty
          (30) days after notice thereof by PSI, PSI may at its option terminate this Agreement.

     7.3  Effect of  Termination.  If this  Agreement is terminated  pursuant to
          Section 7.2 above, PSI shall not be obligated under Section 2.3 above to provide EIA and/or LTI with the stated terms and conditions following formal release of the GPR system.

     7.4 Survival. Notwithstanding any termination of all or part of this Agreement, the following provisions shall survive: Section 4.9 (Ownership), Section 4.10 (Publications), Section 6 (No Warranty);
          Section 7 (Termination); Section 8 (Limited Liability); Section 9 (Confidentiality); and Section 10 (Other Provisions).

8. LIMITED LIABILITY

          PSI's TOTAL AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT OR TORT OR OTHERWISE, SHALL NOT EXCEED THE AMOUNTS RECEIVED BY PSI FROM EIA AND/OR LTI HEREUNDER. IN NO EVENT WILL PSI BE LIABLE FOR ANY DAMAGES, INCLUDING LOST PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM THE USE OF ANY PRODUCT OR ACCOMPANYING DOCUMENTATION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF PSI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND IN THE EVENT OF ANY FAILURE OF ESSENTIAL PURPOSE.

9. CONFIDENTIALITY

     9.1 Confidential Information. As used herein, "Confidential Information" means all information regarding the GPR system and modifications thereto, including without limitation all test data and information with respect to the use, installation and operation of the GPR system or modifications thereto, whether received from PSI or developed by EIA and/or LTI, and regardless of the presence or absence of any copyright or other proprietary legends. Confidential Information shall also include the terms and conditions of this Agreement. EIA and/or LTI agrees that both during and after the term of this Agreement, EIA and/or LTI will not use any Confidential Information except in accordance with the provisions and for the purposes of this Agreement, and will not disclose any Confidential Information to any third party without the prior written consent of PSI. EIA and/or LTI shall treat Confidential Information with at least the same degree of care as EIA and/or LTI uses for its own most confidential information, but in no case less than reasonable care, and shall require all employees with access to Confidential Information to have executed a non-disclosure agreement, acknowledging the confidential and proprietary nature of the Confidential Information and agreeing not to disclose the Confidential Information or to use the Confidential Information or any portion thereof, for any purpose other than as set forth herein. Except as expressly provided herein, nothing contained in this Agreement shall grant or be construed as granting to EIA and/or LTI or its associates any title, right or interest, by license or otherwise, to any Confidential Information, or to any invention or any intellectual property rights based on any Confidential Information.

     9.2 Exception. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that such information is (i) publicly available and generally known prior to this Agreement, (provided that EIA and/or LTI shall not be excused for any unauthorized disclosure it makes prior to such Confidential Information becoming publicly known), (ii) rightfully received by EIA and/or LTI from a third party without accompanying confidential obligations, (iii) independently developed by EIA and/or LTI without any use of Confidential Information, as documented by written evidence, or (iv) disclosed pursuant to court order, regulator, subpoena or other form of legal process. A copyright notice in and of itself shall not constitute or evidence a publication or public disclosure.

     9.3 Breach. EIA and/or LTI acknowledges and agrees that any breach of its obligations under this Section 9 will cause irreparable harm to PSI. Accordingly, EIA and/or LTI agrees that in the event of a breach or threatened breach of this Section 9, in addition to any remedy at law to which PSI is entitled, PSI shall be entitled to obtain appropriate equitable relief.

10. OTHER PROVISIONS

    10.1 Independent Contractors. The relationship of the parties hereto are at this point independent contractors, and neither party is an employee, agent, partner or joint venturer of the other, except as described in
          EXHIBIT I.

    10.2 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the law of the State of California without regard to conflict of laws provisions. The federal and state courts of Santa Clara County, California shall have exclusive jurisdiction and venue to adjudicate any dispute arising out of this Agreement. Each party hereto expressly consents to the personal jurisdiction of the courts of California and service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement.

    10.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and merges all prior discussion between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless set forth in writing signed by officers of both parties hereto.

    10.4 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person, by nationally recognized overnight delivery service or by facsimile or (b) three days after mailing, if mailed from within the continental United States by registered or certified mail, return receipt requested to the party entitled to receive the same, if to PSI, c/o Edward Lamb, 919 Hermosa Court, Sunnyvale, California 94086, facsimile number (408) 732-1832, if to EIA, c/o William B. Cormack, 235 Montgomery Street, Suite 807, San Francisco, California 94104, facsimile number (415) 433-6930, and if to LTI, c/o Drury J. Gallagher, 437 West 38th Street, Suite 5G, New York, New York 10019, facsimile number (212) 980-4525. Any party may change his or its address by giving notice to the other party stating his or its new address. Commencing on the 10th day after the giving of such notice, such newly designated address shall be such party's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

    10.5 Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

    10.6 Assignment and Binding Effect. EIA and/or LTI may not transfer or assign its rights or obligations under this Agreement without the prior written consent of PSI. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

    10.7 Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to re-negotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

    10.8 No Waiver. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

    10.9  Counterparts.   This   Agreement  may  be  executed  in  two  or  more
          counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

    10.10 Headings. The heading of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    10.11 No License. Except as explicitly set forth herein, nothing contained in this Agreement shall be construed as granting or conferring by implication, estoppel or otherwise, any license or right under any patent, trademark, copyright or other proprietary right, whether now existing or hereafter obtained, and no such license or other right shall arise from this Agreement or from any acts or omissions in connection with the execution of this Agreement or the performance of the obligations of the parties hereunder. In support of the intent expressed in the Joint Venture Letter of Intent and Term Sheet contained in EXHIBIT I, the GPR system license agreement shall be included in the formal joint venture business agreement between PSI and LTI, to be negotiated in good faith substantially in the form of
          EXHIBIT I and executed before 1 Sep 96.

     IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first set forth above.

POWER SPECTRA, INC.                               LandRay Technology, Inc.

By: /s/ Gordon H. Smith                           By: /s/ William B. Cormack
   ---------------------------                       ---------------------------
   Signature                                         Signature

   Gordon H. Smith                                   William B. Cormack
   Chairman, CEO                                     EIA/LTI Principal

                                                  By: /s/ Drury J. Gallagher
                                                     ---------------------------
                                                     Drury J. Gallagher
                                                     EIA/LTI Principal

                                                  By: /s/ Michael Rhode
                                                     ---------------------------
                                                     Michael Rhode
                                                     EIA/LTI Principal

                                                  By: /s/ William G. Van Horn
                                                     ---------------------------
                                                     William G. Van Horn
                                                     EIA/LTI Principal

                                   EXHIBIT I

                   LETTER OF INTENT & PRELIMINARY TERM SHEET

                                                                        6 Jun 96

Power Spectra, Inc.
919 Hermosa Court
Sunnyvale, CA 94086-4103

Gentlemen:

We are  pleased to submit  this  letter of intent in which  European  Industries
(EI), through the efforts of Messrs. William Cormack, Drury Gallagher, Michael Rhode, and William Van Horn, would assist a newly formed corporation, NewCo, a Delaware Corporation, in obtaining capital for its business. NewCo, organized with the expressed intent of being an operating company, is a joint venture of Power Spectra (PSI) and EI established for the expressed purposes of developing PSI Ground Penetrating Radar (GPR) systems for use in mining, mineral oil, and gas, and land-based archeological applications. Specifically, NewCo has expressed an interest in retaining EI to act as its Managing Agent to assist with the private placement of common stock in the approximate amount of $3,550,000.

Although the final terms of the stock offering are subject to further negotiations between NewCo and EI, the parties agree that the starting point for such good faith negotiations are contained in the attached exhibit titled NewCo, A Joint Venture Company, dated 6Jun96 (see attached). This exhibit details the letting of development contracts to PSI from NewCo, as follows: the first $50,000 of which would be paid to PSI upon signing of this agreement for a four month option to raise an additional $500,000; the $500,000 would be paid to PSI to prove the feasibility of a PSI impulse generator based GPR; and, given proof of the mineralogical capabilities of this PSI GPR technology EI would then raise the remaining $3,000,000 for PSI to develop the mineralogical GPR prototype. In addition, it is our mutual understanding that NewCo still needs to be incorporated and that this process needs to be fairly complete prior to EI committing the final $3,000;000 in resources to this transaction.

Prior to the $500,000 financing EI and PSI each own 50% of NewCo, conditional on EI raising the $500,000. Following the $500,000 financing, which could result in giving up about 20% of NewCo to the new investors, EI and PSI shares, in this event, would be about 40% each. EI will receive, upon successful completion of the $3,000,000 offering, an estimated equity position of a 25% ownership in NewCo. PSI will also receive an equity position of a minimum, non-dilutable 25% ownership in NewCo and the rights to manufacture all radar equipment and systems used by NewCo. Both EI and PSI (as well as any new investorst will be co-owners of all equipment in NewCo.

If you agree that this letter of intent states the essential facts of our discussion, please execute and return one copy to us by 6Jun96. Upon receipt, we will complete and forward to you a Summary of Proposed Terms that will outline in detail. the terms and conditions of this transaction.

We look forward to assisting you and participating in the growth of this new venture.

                                        Sincerely,

                                        William B. Cormack, Jr.
                                        Principal, European Industries



The foregoing agreement is approved and accepted.

Power Spectra, Inc.

By: /s/ Gordon H. Smith
   --------------------------
   Gordon H. Smith

Its:  Chairman and C.E.O.

Date: 6Jun96

June 6, 1996                                                              Page 1

                    NewCo, A Joint Venture Operating Company
                                      for
                     Ground Penetrating Radar Applications
                                       to
               Detect and Identify Buried Resources and Materials

1. Parties:
     a. Power Spectra, Inc., a California Corporation, having principal offices at 919 Hermosa Court, Sunnyvale, California 94086, USA.
     b. European Industries (EI), functioning through the efforts of Messrs. William Cormack, Drury Gallagher, Michael Rhode and William Van Horn.

2. Opportunity
     a. There are hundreds of private corporations, organizations and governments throughout the world whose interests and responsibilities include mining, mineral, and oil & gas exploration. Given proof of the applicability of PSI impulse generator technology in ground penetrating radar applications, the market opportunity is at least hundreds of millions, if not billions, of dollars annually.

3. Proposed Solution:
     a. The Parties form a joint venture, NewCo, a Delaware Corporation and operating company, to develop and market ground penetrating radar system(s) capable of locating and identifying minerals and oil & gas formations.
     b. NewCo provides vehicle(s) for operational deployment of systems developed in (a) above, with NewCo retaining title to all systems and platforms.
     c. Major benefit and primary purpose of NewCo would be system capability to locate and identify surface and subsurface mineral deposits and formations from a variety of platforms.

4. Contributions of the parties:
     a.  Power Spectra
         1. Develops, designs and markets a family of products that use proprietary high speed semiconductor devices which generate extremely rapid, high power electromagnetic impulses. PSI's products emit very high power signals in extremely short time intervals, and deliver much more peak strength over a broader frequency spectrum than conventional pulsed transmitters, without increasing input power.
         2. Believes that its unique proprietary technology is years ahead of the competition. The combination of patent law and trade secrets, imposes significant barriers to entry by competitors.
         3. Has worked for a number of years with the US Army Research Laboratory on ground penetrating radar. Power Spectra's transminer technology was

                           Power Spectra Proprietary

June 6, 1996                                                              Page 2

             recently lauded by US Army Research Laboratories in a press release stating that through use of the technology, the Army was for the first time able to image anti-personnel mines composed primarily of plastic from operational altitudes (about 150 feet above ground).
         4. Has a network of specialist individuals and organizations available to provide a systems solution.
    b. European Industries
         1.  Provides financial backing for systems development.
         2. Has access to government functionaries whose roles encompass a broad array of interests within their countries.
         3. Provides management to run location and mapping services of the operational radar systems for mineralogical applications.
5. Operational Detail:
     a. In return for a minimum non-dilutable 25% ownership in NewCo through the financing described in 5.b. (dilution may occur after full developmental funding, see 5.b., or if PSI has a cost overrun above those costs shown in 5.b.):
         1. PSI agrees to grant to NewCo an exclusive world wide commercial license (with transferable rights by NewCo) for use of its ground penetrating radar for mining, mineral, or petroleum exploration and exploitation. "Transferable rights," as used here, means NewCo has the rights to sub-license or negotiate additional agreements or joint ventures as necessary in these exclusive markets to develop its business (e.g., in the Peoples Republic of China all business is executed through "Trade Corporations" who are full participants in the business enterprise).
         2. The parties further agree to negotiate in good faith specific additional opportunities that may arise in archeological exploration.
     b. NewCo will issue development contract(s) to PSI to develop the ground penetrating radar for use by NewCo operations, as follows:
         1. Phase I: NewCo will, within one week of signing this agreement, transfer $50,000 to PSI for a four month option to raise $500,000.
         2. Phase II: The additional $500,000 will be paid to PSI to prove the mineralogical capabilities of impulse synthetic aperture radar (Such proof of technology will be determined by mining interest experts). If technical feasibility is not satisfactorily proven at the end of Phase II, any rights granted under this agreement revert to PSI.
         3. Phase III: After PSI successfully proves 5.b.2. above, NewCo will raise $3,000,000 within six months for PSI to develop the prototype mineralogical finding radar. In the event considerably more than $3,000,000 is required, PSI and EI/NewCo shall ratably share any dilution from that point forward.
     c. EI will recruit and provide management and personnel for NewCo operations.
     d. NewCo enters into contracts with various governmental agencies and corporations or organizations world wide with interests in mining, mineral, and oil & gas exploration and exploitation.

                           Power Spectra Proprietary

June 6, 1996                                                              Page 3

     e. Should NewCo choose not to participate in any given business opportunity, assuming a reasonable time period for evaluation and participation, then the right to pursue that opportunity reverts to PSI.
     f. Intellectual Property, in the form of proprietary information, technical data, invention concepts, patents, copyrights, trade secrets, software (in the form of source code and object code), know-how and show-how may be developed in the performance of research and development within the scope of this agreement. PSI shall own and retain all rights, title and interest in any developed Intellectual Property.
     g. Details relating to minimum royalties, time limits for development, and other normal and typical contractual terms will be contained in the legal agreement between EI and PSI in the formation of NewCo. h. The NewCo Board of Directors will be comprised of representatives from EI, PSI and the new investors.

                           Power Spectra Proprietary.

                                   SCHEDULE B

                   GPR TECHNOLOGY FEASIBILTY TESTING SCHEDULE

[PROPOSED TEST SCHEDULE]

                           FEASIBILITY STUDY SCHEDULE



                               [GRAPHIC OMITTED]

                                   SCHEDULE A

            GROUND PENETRATING RADAR (GPR) PROTOTYPE SYSTEM CONCEPT

                         [Describe Proposed GPR System]

                           An Example Strawman System
                       Mineral and Ore Identifying Radar                 6/17/96
                               Power Spectra Inc.
                               Sunnyvale, CA 94086

Premise

Advances in ground-penetrating radar will enable radar systems with significant utility to the mining and geology industries. Specification of such a radar awaits detailed studies and tests. In the interim, however, it is useful to define an example radar on a frame of knowledgeable guesswork. This informs the reader regarding early stages of concept planning, and points out those emerging areas of ground-penetrating radar (GPR) technology that enable such concepts. Interpretation of the concepts presented herein beyond these caveats would be premature.

Possible Operating Modes and Platforms

A mineralogy-oriented GPR could take on a number of formats, with the radar based on borehole or tunnel measurements, ground operation, or even airborne. Of these, the airborne option will be used in this discussion. Airborne, low-frequency electromagnetic (EM) measurements for geological studies is already a useful reality. A helicopter is selected as the operating platform. One possible alternative would be a large, slow aircraft such as a DC-3.

Selected Strawman Characteristics

A side-looking, synthetic-aperture radar (SAR) is envisioned. This would be an ultra-wideband impulse system with an output spectral peak at 10 MHz. Peak transmitter power would be in the 100-MW range. With this power, and with favorable soil conditions, the radar could penetrate several hundred meters into the ground.

The antenna for this radar would be quite large, and may force the use of a large, fixed-wing aircraft over the more flexible helicopter. Suppression of the antenna back lobe may be a major problem.

The aircraft would fly at an altitude of between 500 and 1000 feet. Aircraft cruise speed would be 120 knots. The radar would view the ground below and to the side of the aircraft. Spatial resolution of the processed radar data would be on the order of 50 feet. The imaged swath would be at least 1000 feet wide, providing an area coverage of over 20 square miles per hour. Data would be processed in real time on board the aircraft, and the in-flight operator would be presented with rolling radar images updated several times per second. All data would be recorded and referenced to position using on-board GPS and a computerized geographical information system (GIS) database. The entire system would be autonomous and capable of operating anywhere in the world.

Review of Enabling Technologies

The proposed strawman system has not been realizable until recently, although the phenomenology of radar interaction with various soils in minerals at the selected operating frequency is well understood. Enabling technologies that have emerged within the last three years include:

1. High power impulse generators, light in weight, based on solid-state technology, and compatible with the airborne platform.

2. High speed transient digitizers, also compatible with the platform, capable of acquiring and digitizing the radar return data at an adequate rate.

3. Computational algorithms to deconvolve the received radar returns into 3-D images.

4. High speed, compact, and low cost digital computers and specialized digital signal processing modules.

Note on Competing Technologies

An alternative ultra-wideband radar sensor would use stepped-frequency or chirp techniques. The advantage of the Power Spectra impulse approach is relatively small size and low cost for the same performance. This is expected to be important, both for economic reasons, and to be able to use a reasonable airborne platform.

A stepped-frequency system will be easier to deal with in terms of electromagnetic interference to other spectrum users. In the selected frequency range, commercial radio and television stations will not be affected, nor will navigation aids. What will primarily be affected are various civilian and military mobile hf communications gear. Given the remote nature of most mining operations, and the fact that constant operation in any one area is not necessary, the lighter, lower cost impulse approach appears to be the appropriate choice.